UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2015

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

125 East Main Street, Suite 602
American Fork, Utah 84003
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 418-9378

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 8.01.  Other Events

On May 22, 2013, Pinnacle Minerals Corporation, a Florida corporation (“Pinnacle”), sued Golden Phoenix Minerals, Inc. (the “Company”), seeking payments allegedly due on two promissory notes issued in connection with a membership interest purchase agreement entered into as of March 7, 2011, relating to a Peruvian mining venture.  The case was filed in the United States District Court for the District of Nevada, as “Pinnacle Minerals Corporation v. Golden Phoenix Minerals, Inc., Case number 2:13 – CV – 00915 – MMD – NJK.”  The Company filed a motion to stay the litigation and compel arbitration, pursuant to a provision of the subject purchase agreement.  Based on negotiations, and agreement and stipulation between the parties, this case was dismissed on July 22, 2013.  The parties submitted the dispute to binding arbitration in Reno, Nevada.

The arbitration proceedings were completed, and on June 4, 2015, the arbitrator ruled in favor of the Company and denied the claims of Pinnacle.  The arbitrator found that Pinnacle committed fraud in the sale of its membership interest.  The arbitrator awarded damages to the Company totaling $573,469, comprised of the return of cash amounts previously paid by the Company to Pinnacle, certain expenses paid by the Company towards production in Peru, and attorneys fees.  Notes payable to Pinnacle totaling $440,000 previously recorded by the Company were extinguished pursuant to the arbitration decision.

Item 9.01. Exhibits

99.1          Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.
Date: June 8, 2015
By:/s/ Dennis P. Gauger
Name: Dennis P. Gauger
Title: Chief Financial Officer and Corporate Secretary